Exhibit 4.16

Equity Pledge Agreement

This Equity Pledge Agreement ("Agreement") is made and entered into in Shenzhen on October 8, 2023 by and among the following Parties:

1.	Pledgee: Xiaoying (Beijing) Information Technology Co., Ltd.

Registered Address: Room 32-1-1-135, Building No.32, Chuangye Middle Road, Haidian District, Beijing.

2.	Pledgor: Tang Yue

Domicile: ******.

3.	Domestic Company: Shenzhen Xiaoying Technology Co., Ltd.

Registered Address: Room 407-5, Phase II, Qianhai Shimao Financial Center, 3040 Xinghai Avenue, Nanshan Sub-district, Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone, Shenzhen.

Whereas:

(1)	The Pledgor holds 42.9838% equity interest in the Domestic Company, which is currently free from any pledge or other encumbrance;
(2)	The Pledgee is a wholly foreign-owned enterprise registered in the People's Republic of China (the "PRC"); and
(3)	As a security for the performance by the Pledgor of his Contractual Obligations (as defined below), the Pledgor intends to pledge all of his equity interests in the Domestic Company to the Pledgee.

NOW, THEREFORE, the Parties, upon friendly negotiation, hereby agree as follows:

Article 1Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1.

"Contractual Obligations" shall refer to all contractual obligations of, and representations, warranties and covenants made by, the Pledgor under the agreements set forth in Appendix 1 and any amendment, revision and/or restatement thereto and this Agreement;

1.2.

"Secured Debts" shall refer to any and all direct or indirect losses and loss of projectable benefits as may be suffered by the Pledgee as a result of any Event of Default (as defined below) of the Pledgor and/or the Domestic Company; and all costs as may be incurred by the Pledgee in connection with its enforcement of the performance of the Contractual Obligations by the Pledgor and/or the Domestic Company and the costs of realization of the Pledge.

1.3.	"Pledge" shall have the meaning set forth in Article 2 hereof.
1.4.	"Pledged Equity" shall refer to all equity legally held by the Pledgor in the Domestic Company.
1.5.	"Term of Pledge" shall refer to the period set forth in Article 3.1 hereof.
1.6.	"Event of Default" shall refer to any circumstance listed in Article 7.1 hereof.
1.7.	"Notice of Default" shall refer to the notice issued by the Pledgee in accordance with this Agreement to declare the occurrence of an Event of Default.

Article 2The Pledge

As a security for the full and complete performance of the Contractual Obligations by the Pledgor and the Domestic Company, the Pledgor hereby pledges the Pledged Equity defined herein to the Pledgee, and the Pledgee shall be entitled to the pledge rights and interests ("Pledge") of the Pledged Equity and have the priority in receiving compensation.

Article 3Term of Pledge

3.1.

The Pledge hereunder shall be established on the date when the pledge of the Pledged Equity has been registered with relevant administration for industry and commerce (the "AIC"), and extinguished on the date when the Secured Debts are discharged in full. The Pledgor shall submit an application to the AIC at the domicile of the Domestic Company for registration of the Pledge within thirty (30) days upon execution of this Agreement in accordance with relevant PRC laws and regulations.

3.2.

During the Term hereof, if the Domestic Company or the Pledgor fails to fully perform all of his Contractual Obligations or has any Event of Default set forth in Article 7.1 hereof, the Pledgee shall have the right to enforce the Pledge in accordance with this Agreement and relevant PRC laws and regulations.

Article 4Custody of Records for Equity subject to Pledge

4.1.

During the Term of Pledge set forth in this Agreement, the Pledgor shall sign and cause the Domestic Company to sign the Certificate of Capital Contribution and the Register of Shareholders attached hereto, and deliver the same together with the records of Pledge registration issued by relevant AIC to the Pledgee, and the Pledgee shall keep such documents through the Term of Pledge set forth herein.

4.2.	The Pledgee shall have the right to collect all cash and non-cash benefits, including all dividends and bonus, generated from the Pledged Equity from the date hereof.

Article 5Representations and Warranties of the Pledgor

5.1.	The Pledgor is the legal owner of the Pledged Equity.
5.2.	At any time when the Pledgee exercises the rights of pledgee in accordance with this Pledge Agreement, there shall be no interference from any other party.
5.3.	The Pledgee shall have the right to dispose and transfer the Pledge in accordance with the provisions of this Agreement.
5.4.	Except for the benefit of the Pledgee, the Pledgor has not created any pledge or third party rights on the Pledged Equity.
5.5.

The pledge of the Pledged Equity by the Pledgor hereunder neither violates any national laws, regulations or governmental policies, nor breaches any contract, agreement with or commitment made to any third party by the Pledgor.

Article 6Covenants of the Pledgor

6.1.	During the term of this Agreement, the Pledgor covenants to the Pledgee that the Pledgor will:
6.1.1

Not transfer or assign the Pledged Equity, create or permit the existence of any other pledges or other forms of security which may affect the rights or benefits of the Pledgee without prior written consent of the Pledgee;

6.1.2	Comply with laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by relevant government authorities within five (5) days upon receiving such notices, orders or suggestions; comply with such notices, orders or suggestions or, alternatively, at the reasonable request of the Pledgee or with consent from the Pledgee, raise objection and provide statement to such notices, orders or suggestions; and

6.1.3

Timely notify the Pledgee of any event or any received notice which may affect the Pledgor’s right to all or any part of the Pledged Equity, and any event or any received notice which may change the Pledgor’s warranties and obligations under this Agreement or affect the Pledgor’s performance of his obligations under this Agreement.

6.2.

The Pledgor agrees that the Pledgee’s exercise of its right to the Pledge obtained from this Agreement as a pledgee shall not be interrupted or inhibited by any legal procedure initiated by the Pledgor or any successor of the Pledgor or any person authorized by the Pledgor or any other person.

6.3.

The Pledgor undertakes to the Pledgee that in order to protect or perfect the security interest of the Pledgee hereunder, the Pledgor shall execute in good faith and cause other parties who have interests in the Pledge to execute, all title certificates and contracts, and/or perform and cause other parties who have interests to perform any actions as required by the Pledgee and facilitate the exercise of the rights and authority granted to the Pledgee under this Agreement, and enter into all amendment documents in connection with the equity certificate with the Pledgee or its designated person (natural person/ legal entity) and, within a reasonable period, provide to the Pledgee all notices, orders and decisions about the Pledge as the Pledgee deems necessary.

6.4.

The Pledgor undertakes to the Pledgee that he will comply with and perform all the warranties, covenants, agreements, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate the Pledgee for all losses suffered by the Pledgee due to the Pledgor’s failure to perform in whole or in part his warranties, covenants, agreements, representations and conditions.

6.5.	The Pledgor warrants to the Pledgee that the Pledgor will, together with other shareholders, be jointly and severally liable for the obligations hereunder.
6.6.

The Pledgor irrevocably agrees that, with respect to the Pledged Equity pledged to the Pledgee by other shareholder of the Domestic Company, he waives the right of first refusal towards any transfer of equity due to the Pledgee's exercise of such pledge.

Article 7Event of Default

7.1.	Each of the following events shall be regarded as an Event of Default:
7.1.1	Where the Pledgor or the Domestic Company fails to perform his or its Contractual Obligations;
7.1.2

Where any representation or warranty made by the Pledgor under Article 5 hereof contains material misleading statements or errors and/or the Pledgor breaches any representation or warranty under Article 5 hereof;

7.1.3	Where the Pledgor breaches any covenant under Article 6 hereof;
7.1.4	Where the Pledgor breaches any provision of this Agreement;
7.1.5

Except for the circumstance set forth in Article 6.1.1 hereof, where the Pledgor waives the Pledged Equity or transfers or otherwise disposes the Pledged Equity without prior written consent of the Pledgee;

7.1.6

Where any of the Pledgor’s external loans, guaranties, compensations, undertakings or other debt repayment obligations (1) is required to be repaid or performed prior to the scheduled due date because of a default; or (2) is due but cannot be repaid or performed as scheduled, causing the Pledgee to believe that the Pledgor’s ability to perform the obligations hereunder has been affected;

7.1.7	Where the Pledgor is incapable of repaying his general debts or other indebtedness;
7.1.8	Where this Agreement becomes illegal or the Pledgor cannot continue performing the obligations hereunder due to the promulgation of any relevant laws and regulations;
7.1.9

Where all consents, permits, approvals or authorizations from the governmental agencies which are necessary for the enforceability, legality or effectiveness of this Agreement, are cancelled, suspended, invalidated, or substantially amended;

7.1.10

Where there have been adverse changes to the properties owned by the Pledgor, which causes the Pledgee to believe that the ability of the Pledgor to perform the obligations hereunder has been affected;

7.1.11	Where the successor or custodian of the Domestic Company may only perform a portion of, or refuses to perform, the payment obligations under the Exclusive Business Cooperation Agreement; and
7.1.12	Other circumstances under which the Pledgee cannot exercise the right to enforce the Pledge according to relevant laws and regulations.
7.2.

The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor knows or discovers that any event specified under Article 7.1 hereof or any event that may result in the foregoing events has occurred.

7.3.

Unless an Event of Default under Article 7.1 hereof has been solved to the Pledgee’s satisfaction, the Pledgee, at any time after the Event of Default occurs, may give a written Notice of Default to the Pledgor, to enforce the Pledge in accordance with this Agreement and the PRC laws and regulations.

Article 8Exercise of the Pledge

8.1.	The Pledgor shall not waive, transfer or otherwise dispose the Pledged Equity without prior written consent of the Pledgee, prior to the full performance of the Contractual Obligations.
8.2.	The Pledgee shall give a written Notice of Default to the Pledgor when it intends to exercise the Pledge.
8.3.	Subject to Article 7.3, the Pledgee may exercise the right to enforce the Pledge when issuing the Notice of Default in accordance with Article 7.3 or at any time thereafter.
8.4.

Upon issuing a Notice of Default under Article 7.3, the Pledgee may exercise all remedies for breach of contract under the PRC laws and hereunder, including without limitation, acquiring the Pledged Equity at discounted price, or auction or sale of the Pledged Equity with the proceeds to be paid based on the order agreed in Article 8.6, until all Secured Debts are repaid.

8.5.

When the Pledgee enforces the Pledge in accordance with this Agreement, the Pledgor shall not put up any obstacle and shall give necessary assistance so as to facilitate the Pledgee's realization of the Pledge.

8.6.

Proceeds obtained by the Pledgee from exercise of the Pledge shall be applied by the following order: firstly, paying all costs arising out of the disposal of the Pledged Equity and the exercise of its rights and powers by the Pledgee

(including the remuneration paying to the attorneys and agents of the Pledgee); secondly, paying taxes payable due to disposal of the Pledged Equity; thirdly, repaying the Secured Debts to the Pledgee. In case of any balance upon netting of such payments, the Pledgee shall refund the balance to the Pledgor or other persons who are entitled to such balance according to relevant laws and regulations, or deposit the same to a notarization authority at the domicile of the Pledgee (and any costs so incurred shall be solely borne by the Pledgor). After the Pledged Equity is converted into money, auctioned or sold, if the proceeds so obtained are insufficient to repay all Secured Debts, the difference shall be paid by the Pledgor.

Article 9Default Liabilities and Indemnity

9.1.

Default Liabilities. The Parties agree and confirm that if any Party hereto ("Breaching Party") materially breaches any provision hereof, or materially fails to perform or delays in perform any obligation hereunder, it shall constitute a default hereunder ("Default"), and any of other non-breaching Parties ("Non-breaching Parties") may, in addition to other relevant rights available hereunder, request the Breaching Party to make correction or take remedy within a reasonable time limit. Should the Breaching Party still fail to make correction or take remedy within such reasonable time limit or ten (10) days after the other Party notifies the Breaching Party in writing and requests for correction, the Non-breaching Parties may request the Breaching Party to pay liquidated damages.

9.2.

Indemnity. The Pledgor shall fully indemnify Pledgee against any loss, damage, liability and/or cost resulting from any action, claim or other demand made against the Pledgee due to or arising out of the performance of this Agreement, and hold the Pledgee harmless from any loss and damage caused to the Pledgee by any act of the Pledgor or any claim made by any third party due to the act of the Pledgor.

Article 10Assignment

10.1.	The Pledgor has no right to grant or assign his rights and obligations hereunder without prior consent of the Pledgee.
10.2.	This Agreement shall be binding upon the Pledgor and his successors and be binding on the Pledgee and each of its successors and permitted assigns.
10.3.

The Pledgee may at any time assign all or any of its rights and obligations hereunder to any person designated by it (a natural person/ legal person), in which case, the assignee shall enjoy and bear the rights and obligations enjoyed and borne by the Pledgee under this Agreement as if such assignee was a party to this Agreement. When the Pledgee assigns the rights and obligations hereunder, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such assignment.

10.4.	After the Pledgee has been changed as a result of an assignment, the new parties to the Pledge shall execute a new pledge agreement which shall be substantially consistent with this Agreement.

Article 11Effectiveness and Termination

11.1.

This Agreement shall take effect as of the date when the Parties both sign thereon. The Parties hereby agree and acknowledge that the terms and conditions herein shall have retrospective effect to the date when the Pledgor becomes a shareholder of the Domestic Company.

11.2.

The Parties further confirm that, whether the Pledge hereunder has been registered with the competent administration for industry and commerce shall not affect the effectiveness or validity of this Agreement.

11.3.

This Agreement shall terminate on the date when the Contractual Obligations are fully performed or when the Secured Debts are repaid in full (whichever later). Upon termination of this Agreement, the Pledgee shall release the Pledge hereunder as soon as practically possible.

11.4.

The release of Pledge shall also be recorded in the register of shareholders of the Domestic Company, and go through the registration of release with the competent administration for industry and commerce of the Domestic Company according to laws.

Article 12Fees and Other Charges

12.1.

The Parties agree and acknowledge that the Pledgor shall be responsible for all of the fees and actual expenses in relation to this Agreement including, but not limited to, legal fees, production costs, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify the Pledgee for such taxes paid by the Pledgee.

12.2.

In the event that the Pledgee has to make a claim against the Pledgor by any means as a result of the Pledgor’s failure to pay any tax or expense payable by the Pledgor under this Agreement or due to other reasons, the Pledgor shall be responsible for all the expenses arising from such claim (including but not limited to any taxes, handling fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with the disposition of the Pledge).

Article 13Applicable Laws and Dispute Resolution

13.1.	Applicable Laws. The formation, validity, interpretation, performance of, and the resolution of dispute arising out of, this Agreement shall be governed by the PRC laws.
13.2.

Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties upon friendly negotiation. If any dispute in connection with or arising out of this Agreement cannot be resolved through friendly negotiation, either Party may submit such dispute to Shanghai International Economic and Trade Arbitration Commission to be administered in Shanghai in accordance with its arbitration rules then in force. For the arbitration hereunder, the arbitration tribunal shall consist of three arbitrators. The applicant and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by the said two arbitrators upon negotiation or appointed by Shanghai International Economic and Trade Arbitration Commission. The arbitration award shall be final and legally binding upon the Parties. Except as otherwise provided in the arbitration award, all costs shall be borne by the defeated Party. The Parties unanimously agree that the arbitration shall not be conducted publicly.

Article 14Change in Law

Upon effectiveness of this Agreement, if any central or local legislative or administrative authority in the PRC amends any central or local PRC law, regulation, ordinance or other normative document, including amending, supplementing, repealing, interpreting or publishing implementing methods or rules for any existing law, regulation, ordinance or other normative document (collectively referred to as the "Amendment"), or issuing any new law, regulation, ordinance or other normative document (collectively referred to as "New Regulation"), the following provisions shall apply:

14.1.

If the Amendment or New Regulation is more favorable to any Party than any applicable law, regulation, ordinance or other normative document then in force on the effective date of this Agreement (and the other Party will not thus be imposed any material adverse effect), then the Parties shall timely apply to relevant authority (if necessary) for obtaining the benefits of such Amendment or New Regulation. The Parties shall make every effort to procure the approval of such application.

14.2.

If, due to the Amendment or New Regulation, there is any direct or indirect material adverse effect on the economic interests of the Pledgee hereunder, and the Parties cannot solve such adverse effect imposed on the economic interests of the Pledgee in accordance with the provisions of this Agreement, then after the Pledgee notifies the other Parties, the Parties shall timely negotiate to make all requisite amendment to this Agreement to maximally protect the economic interests of the Pledgee hereunder.

Article 15Force Majeure

15.1.

A "Force Majeure Event" refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot, provided that, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance. The affected Party who seeks to be exempt from the performance obligation under this Agreement or any provision hereof shall inform the other Party, without delay, of the exemption of obligation and the approaches that shall be taken to complete performance.

15.2.

The Party affected by Force Majeure Event shall not assume any liability hereunder, provided that only when the affected Party has made all reasonable efforts to perform this Agreement, the Party who seeks exemption of obligation may be exempted from performing such obligation and only to the extent of the delayed or impeded performance. Once the cause for such exemption of liability is corrected and remedied, each Party agrees to use his or its best efforts to resume the performance of this Agreement.

Article 16Miscellaneous

16.1.

Notice. All notices required to be given pursuant to this Agreement shall be delivered personally or sent by facsimile transmission or registered mail. A notice shall be deemed effectively given on the date of the signature on the receipt of the registered mail if sent by registered mail, or on the date of delivery if given by personal delivery or facsimile transmission. The original copy of the notice sent by facsimile transmission shall be sent by registered mail or delivered personally immediately after being sent by facsimile transmission.

16.2.

Further Assurance. The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement.

16.3.

Entire Agreement. Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

16.4.	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.
16.5.

Severability. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

16.6.

Waiver. Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall only become effective if made in writing and agreed and signed by the Parties. No waiver by a Party of the breach by the other Party in a specific case shall operate as a waiver by such Party of any similar breach by the other Party in other cases.

16.7.

Amendment and Supplement of Agreement. The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

16.8.	Counterpart. This Agreement shall be written in Chinese and made in quadruplicate, with each Party hereto holding one copy and the rest for AIC registration.
16.9.	Appendices. The appendices listed in this Agreement are integral parts of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Xiaoying (Beijing) Information Technology Co., Ltd. (Seal)

Signature:	/s/ Sun Jing
Name: Sun Jing
Title: Legal Representative

Signature Page of Equity Pledge Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Tang Yue

Signature:	/s/ Tang Yue

Signature Page of Equity Pledge Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Shenzhen Xiaoying Technology Co., Ltd.

Signature:	/s/ Sun Jing
Name: Sun Jing
Title: Legal Representative

Signature Page of Equity Pledge Agreement

Certificate of Capital Contribution

Of

Tang Yue

This is to certify that Tang Yue (ID No.: XXX) owns 42.9838% equity of Shenzhen Xiaoying Technology Co., Ltd. (corresponding to the registered capital contribution amount of RMB429,838,000), and such 42.9838% equity has been fully pledged to Xiaoying (Beijing) Information Technology Co., Ltd.

Company Seal:
Shenzhen Xiaoying Technology Co., Ltd.

Date: October 8, 2023

Appendix 1:

Exclusive Call Option Agreement

Power of Attorney Agreement

Exclusive Business Cooperation Agreement